UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2015

Athersys, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33876	20-4864095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3201 Carnegie Avenue, Cleveland, Ohio	44115-2634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 431-9900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On October 20, 2015, Athersys, Inc., ABT Holding Company, a subsidiary of Athersys, Inc. (together, “Athersys” or the “Company”), and Chugai Pharmaceutical Co. Ltd. (“Chugai”) agreed to terminate the License Agreement (the “Agreement”) dated February 28, 2015 between the parties, reflecting an inability to reach an agreement on the modification of the financial terms of the Agreement and on the development strategy of the Company’s MultiStem® cell therapy for the treatment of ischemic stroke in Japan. Pursuant to the terms of the Agreement, upon termination, Athersys regained all rights for developing its stem cell technologies and products for ischemic stroke in Japan, and Chugai no longer has any license rights or options with respect to the Company’s technologies and products. Neither the Company nor Chugai have any further obligations to each other, and the licenses granted to Chugai to develop and commercialize MultiStem for ischemic stroke in Japan terminate.

Item 8.01.	Other Events.

On October 21, 2015, the Company announced the termination of the collaboration with Chugai to develop and commercialize MultiStem cell therapy for the treatment of ischemic stroke in Japan, and the entering into a letter of intent with a Japanese company for the development and commercialization of MultiStem therapy for several indications in Japan, including ischemic stroke. A copy of the press release issued by Athersys is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated October 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2015

ATHERSYS, INC.

By:	/s/ Laura K. Campbell
	Name:	Laura K. Campbell
	Title:	Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated October 21, 2015